Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, Pa. 19103-3615

For further information contact:	For release: Immediately
Thomas Golembeski (media) 215-977-6298
Peter Gvazdauskas (investors) 215-977-6322

No. 15

Sunoco Logistics Partners L.P. Announces Unit Split, Increases Distribution and Reports Record Earnings For The Third Quarter 2011

PHILADELPHIA, October 25, 2011 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income attributable to owners for the third quarter 2011 of $95 million ($2.34 per unit diluted), compared with $193 million ($5.57 per unit diluted) for the third quarter 2010. Net income for the third quarter 2010 included a $128 million non-cash gain on the Partnership’s acquisition of additional interests in two of its joint venture pipelines. Excluding the gain, the Partnership had net income of $65 million ($1.64 per unit diluted) for the third quarter 2010. Highlights of the third quarter 2011 include:

•	Record EBITDA for the quarter of $150 million compared to $105 million for the prior year period

•	Record distributable cash flow of $109 million for the quarter compared to $70 million for the prior year period

•	Completed three acquisitions during the third quarter; year to date acquisition spending of $494 million

•	Announced a three-for-one unit split for the fourth quarter 2011

•	Issued guidance for increasing the Partnership’s cash distribution by 7 percent in 2012

Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the third quarter 2011 of $1.24 per common unit ($4.96 annualized) to be paid on November 14, 2011 to unit holders of record on November 8, 2011. This represents the twenty-sixth consecutive quarterly distribution increase and resulted in a 2.0 times coverage ratio for the quarterly cash distribution.

“Market opportunities within our crude oil business contributed to our second straight quarter of record operating earnings,” said Lynn L. Elsenhans, chairman and chief executive officer. “Last quarter, our results were largely driven by strong demand for West Texas crude. That trend continued in the third quarter as we again saw high demand for our services and expanded margins. Our 2011 consolidated EBITDA through September has surpassed our full-year 2010 EBITDA by more than $10 million.”

Commenting on acquisitions that were completed in the third quarter, Elsenhans said, “The Eagle Point tank farm, our expanded lease crude business, and a new terminal in East Boston are all operating well, and we are starting to see the positive financial impact of these acquisitions. We expect they will be solid contributors to future earnings.”

Sunoco Logistics also announced today a three-for-one split of the Partnership’s common units and Class A units. The three-for-one split is expected to be completed on December 2, through a distribution of two additional units for each unit outstanding and held by unit holders of record on November 18.

“This unit split reflects our continued confidence in the Partnership’s business fundamentals and ability to deliver solid earnings and cash flow in the future. We expect the split will make our units more accessible to a broader spectrum of investors and enhance liquidity for unit holders”, said Elsenhans. “In addition, we expect to increase our distribution by 7 percent in 2012. We believe this increase represents a very competitive distribution growth level.”

DETAILS OF THIRD QUARTER SEGMENT RESULTS

During the third quarter 2011, the Partnership realigned its reporting segments. Prior to this date, the Partnership’s Crude Oil Pipeline segment included its crude oil pipeline and crude oil acquisition and marketing operations. The Partnership has determined that it is more meaningful to segregate these into different reporting segments given the growth in the crude oil acquisition and marketing business. For the purpose of comparability, certain prior year amounts have been recast to conform to the current year presentation. Such recasts have no impact on previously reported consolidated net income.

	Three Months Ended September 30,
	2011	2010	Variance
	(in millions)
Refined Products Pipelines	$11	$13	$(2)
Terminal Facilities	33	24	9
Crude Oil Pipelines	43	34	9
Crude Oil Acquisition and Marketing	41	19	22

Operating Income	$128	$90	$38

Interest expense, net	24	20	4
Provision for income taxes	7	4	3
Gain on investments in affiliates	—	128	(128)

Net Income	$97	$194	$(97)
Net income attributable to noncontrolling interests	2	1	1

Net income attributable to Sunoco Logistics Partners L.P.	$95	$193	$(98)

Refined Products Pipelines

Operating income for the third quarter 2011 decreased compared to the prior year period due primarily to lower equity income associated with the Partnership’s joint venture pipelines and the absence of one time billings associated with a pipeline relocation project. These decreases were partially offset by contributions from the Partnership’s acquisition of a controlling financial interest in a refined products pipeline in Ohio in the second quarter 2011.

Terminal Facilities

Operating income for the third quarter 2011 increased from the prior year period due primarily to expansion of the Partnership’s butane blending services, higher tank rentals and fees at the Partnership’s Nederland terminal, and contributions from the third quarter 2011 acquisition of the Eagle Point tank farm. These improvements were partially offset by lower throughput at the Partnership’s refined products terminals.

Crude Oil Pipelines

Operating income increased for the third quarter 2011 compared to the third quarter 2010 due primarily to higher volumes and fees on the Partnership’s crude oil pipelines. This increase was improved further by full-quarter contributions from the Partnership’s 2010 acquisitions of additional joint venture interests in the Mid-Valley and West Texas Gulf pipelines.

Crude Oil Acquisition and Marketing

Operating income for the third quarter 2011 increased from the prior year period to a record level due primarily to expanded crude oil volumes and margins, which benefited from market-related opportunities. Operating results were further improved by increased volumes from the business recently acquired from Texon L.P.

Financing Update

In August 2011, the Partnership replaced its existing $458 million of credit facilities with two new credit facilities totaling $550 million. The new $350 million unsecured credit facility, that matures in August 2016, is available to fund the Partnership’s working capital requirements, to finance acquisitions, to finance capital projects and for general partnership purposes. The new $200 million 364-day unsecured credit facility that matures in August 2012 is available to fund certain crude oil inventory activities.

Net interest expense increased compared to the prior year period. Higher interest expense related to the third quarter 2011 offering of $600 million of Senior Notes was partially offset by decreased borrowings under the revolving credit facilities and higher capitalized interest associated with the Partnership’s expansion capital program. At September 30, 2011, the Partnership’s total debt balance was $1.8 billion, with no borrowings under its revolving credit facilities.

UNIT SPLIT

On October 25, 2011, the Partnership’s Board of Directors declared a three-for-one split of the Partnership’s common units and Class A units. The unit split will result in the issuance of two additional common and Class A units for every one unit owned as of the record date, which will be November 18, 2011.

CAPITAL EXPENDITURES

	Nine Months Ended September 30,
	2011	2010
	(in millions)
Maintenance capital expenditures	$20	$25
Expansion capital expenditures	102	88
Major acquisitions (1)	494	243

Total	$616	$356

(1)	Includes July 2011 acquisition of the Eagle Point tank farm from Sunoco for $100 million, consisting of: $98 million in Class A (deferred distribution) units and $2 million in cash.

The Partnership’s expansion capital spending for the nine months ended September 2011 includes projects to expand upon the Partnership’s butane blending services, increase tankage at the Nederland facility, increase connectivity of the refined products assets in Texas and increase the Partnership’s crude oil trucking fleet to meet the demand for transportation services in the southwest United States. Major acquisitions during the third quarter of 2011 include a refined products terminal in East Boston, Massachusetts, the Eagle Point tank farm and a crude oil acquisition and marketing business. The Partnership expects to invest approximately $160 million in expansion capital during 2011.

INVESTOR CALL

An investor call with management regarding the Partnership’s third quarter results is scheduled for Tuesday October 25 at 5:00 pm ET. Those wishing to listen can access the call by dialing (USA toll free) 888-790-3592; International (USA toll) 517-308-9379 and request “Sunoco Logistics Partners Earnings Call, Conference Code - Sunoco Logistics”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 866-490-5849. International callers should dial 203-369-1705.

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets. The Refined Products Pipelines consist of approximately 2,500 miles of refined products pipelines located in the northeast, midwest and southwest United States, and equity interests in four refined products pipelines. The Crude Oil Pipelines consist of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas. The Terminal Facilities consist of approximately 40 million shell barrels of refined products and crude oil terminal capacity (including approximately 21 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas and approximately 5 million shell barrels of capacity at the Eagle Point terminal on the banks of the Delaware River in New Jersey). The Crude Oil Acquisition and Marketing business involves the acquisition and marketing of crude oil and is principally conducted in the mid continent and consists of approximately 140 crude oil transport trucks and approximately 110 crude oil truck unloading facilities.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 23, 2011. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Three Months Ended September 30,
	2011	2010	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$2,847	$1,876	$971
Other income	3	7	(4)

Total revenues	2,850	1,883	967
Cost of products sold and operating expenses	2,675	1,762	913
Depreciation and amortization expense	24	16	8
Selling, general and administrative expenses	23	15	8

Total costs and expenses	2,722	1,793	929

Operating Income	128	90	38
Interest cost and debt expense	26	21	5
Capitalized interest	(2)	(1)	(1)
Gain on investments in affiliates	—	128	(128)

Income Before Provision for Income Taxes	104	198	(94)

Provision for income taxes	7	4	3

Net Income	97	194	(97)
Net Income attributable to noncontrolling interests	2	1	1

Net Income attributable to Sunoco Logistics Partners L.P.	$95	$193	$(98)

Calculation of Limited Partners’ interest:
Net Income attributable to Sunoco Logistics Partners L.P.	$95	$193	$(98)
Less: General Partner’s interest	(14)	(15)	1

Limited Partners’ interest in Net Income	$81	$178	$(97)

Net Income per Limited Partner unit:
Basic	$2.35	$5.60

Diluted	$2.34	$5.57

Weighted Average Limited Partners’ units outstanding: (1)
Basic	34.4	31.8

Diluted	34.6	32.0

(1)	Amounts do not reflect the announced unit split.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Nine Months Ended September 30,
	2011	2010	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$7,529	$5,585	$1,944
Other income	9	25	(16)

Total revenues	7,538	5,610	1,928
Cost of products sold and operating expenses	7,086	5,295	1,791
Depreciation and amortization expense	61	45	16
Selling, general and administrative expenses	67	52	15

Total costs and expenses	7,214	5,392	1,822

Operating Income	324	218	106
Interest cost and debt expense	68	57	11
Capitalized interest	(5)	(3)	(2)
Gain on investments in affiliates	—	128	(128)

Income Before Provision for Income Taxes	261	292	(31)

Provision for income taxes	18	4	14

Net Income	243	288	(45)
Net Income attributable to noncontrolling interests	6	1	5

Net Income attributable to Sunoco Logistics Partners L.P.	$237	$287	$(50)

Calculation of Limited Partners’ interest:
Net Income attributable to Sunoco Logistics Partners L.P.	$237	$287	$(50)
Less: General Partner’s interest	(40)	(36)	(4)

Limited Partners’ interest in Net Income	$197	$251	$(54)

Net Income per Limited Partner unit:
Basic	$5.86	$8.03

Diluted	$5.85	$7.99

Weighted Average Limited Partners’ units outstanding: (1)
Basic	33.6	31.3

Diluted	33.7	31.5

(1)	Amounts do not reflect the announced unit split.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	September 30, 2011	December 31, 2010
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$8	$2

Revolving credit facilities (1)	$—	$31
Note from affiliate - due May 2013	100	100
Senior Notes (net of discounts)	1,698	1,098

Total Debt	$1,798	$1,229

Sunoco Logistics Partners L.P. Partners’ equity	$1,081	$965
Noncontrolling interests	101	77

Total Equity	$1,182	$1,042

(1)	As of September 30, 2011, the Partnership had available borrowing capacity of $550 million under its revolving credit facilities.

Sunoco Logistics Partners L.P.

Selected Financial Data by Business Segment (1)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Variance	2011	2010	Variance
	(in millions)			(in millions)
Sales and other operating revenue
Refined Products Pipelines (2)	$37	$30	$7	$93	$91	$2
Terminal Facilities (3)	94	64	30	279	188	91
Crude Oil Pipelines (4)	81	61	20	233	145	88
Crude Oil Acquisition and Marketing (5)	2,671	1,748	923	7,028	5,234	1,794
Intersegment eliminations	(36)	(27)	(9)	(104)	(73)	(31)

Total sales and other revenue	$2,847	$1,876	$971	$7,529	$5,585	$1,944

Operating income
Refined Products Pipelines (2)	$11	$13	$(2)	$24	$34	$(10)
Terminal Facilities (3)	33	24	9	96	74	22
Crude Oil Pipelines (4)	43	34	9	129	90	39
Crude Oil Acquisition and Marketing (5)	41	19	22	75	20	55

Total operating income	$128	$90	$38	$324	$218	$106

Depreciation and amortization
Refined Products Pipelines (2)	$5	$4	$1	$13	$12	$1
Terminal Facilities (3)	8	7	1	24	18	6
Crude Oil Pipelines (4)	7	5	2	19	14	5
Crude Oil Acquisition and Marketing (5)	4	—	4	5	1	4

Total depreciation and amortization	$24	$16	$8	$61	$45	$16

Earnings before interest, taxes, depreciation and amortization (EBITDA) (6)
Refined Products Pipelines (2)	$16	$17	$(1)	$37	$45	$(8)
Terminal Facilities (3)	41	31	10	120	93	27
Crude Oil Pipelines (4)	48	38	10	142	103	39
Crude Oil Acquisition and Marketing (5)	45	19	26	80	21	59

Total EBITDA	$150	$105	$45	$379	$262	$117

(1)

In the third quarter 2011, the Partnership realigned its reporting segments. The updated reporting segments are: Refined Products Pipelines, Terminal Facilities, Crude Oil Pipelines and Crude Oil Acquisition and Marketing. The difference in the new reporting is the separation of the crude oil pipelines and the crude oil acquisition and marketing operations. For comparative purposes, all prior period amounts have been recast to reflect the new segment reporting.

(2)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of this acquisition, the Partnership accounted for this entity as a consolidated subsidiary from the acquisition date.

(3)	In July and August 2011, the Partnership acquired the Eagle Point tank farm and related assets and a refined products terminal located in East Boston, Massachusetts, respectively.
(4)

In July 2010, the Partnership acquired additional interests in Mid-Valley Pipe Line Company (“Mid-Valley”) and West Texas Gulf Pipeline Company (“West Texas Gulf”) crude oil pipelines, which previously has been recorded as equity investments. The Partnership obtained a controlling financial interest as a result of these acquisitions and began accounting for these entities as consolidated subsidiaries from their respective acquisition dates.

(5)	In August 2011, the Partnership acquired a crude oil acquisition and marketing business from Texon L.P.
(6)	Amounts exclude earnings attributable to noncontrolling interests.

Sunoco Logistics Partners L.P.

Financial and Operating Statistics (1)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in millions)
Operating Income
Refined Products Pipelines	$11	$13	$24	$34
Terminal Facilities	33	24	96	74
Crude Oil Pipelines	43	34	129	90
Crude Oil Acquisition and Marketing	41	19	75	20

Total Operating Income	$128	$90	$324	$218

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating Highlights

Refined Products Pipelines: (2)(3)
Pipeline throughput (thousands of bpd)	605	452	496	476
Pipeline revenue per barrel (cents)	66.2	71.4	68.6	69.5

Terminal Facilities: (4)
Terminal throughput (thousands of bpd):
Refined products terminals	497	505	485	484
Nederland terminal	869	780	779	731
Refinery terminals	483	459	422	476

Crude Oil Pipelines: (2)(5)
Pipeline throughput (thousands of bpd)	1,637	1,387	1,591	1,045
Pipeline revenue per barrel (cents)	54.0	47.3	53.7	50.5

Crude Oil Acquisition and Marketing: (6)(7)
Crude oil purchases (thousands of bpd)	723	662	654	649
Gross margin per barrel purchased (cents) (8)	66.3	34.3	47.2	15.0
Average crude oil price (per barrel)	$89.81	$76.21	$95.52	$77.65

Sunoco Logistics Partners L.P.

Financial and Operating Statistics Notes

(unaudited)

(1)

In the third quarter 2011, the Partnership realigned its reporting segments. The updated reporting segments are: Refined Products Pipelines, Terminal Facilities, Crude Oil Pipelines and Crude Oil Acquisition and Marketing. The difference in the new reporting is the separation of the crude oil pipeline and the crude oil acquisition and marketing operations. For comparative purposes, all prior period amounts have been recast to reflect the new segment reporting.

(2)	Excludes amounts attributable to equity interests which are not consolidated.
(3)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of this acquisition, the Partnership accounted for this entity as a consolidated subsidiary from the acquisition date. Volumes for the three and nine months ended September 30, 2011 of 137 and 70 thousand bpd, respectively, and the related revenue per barrel, have been included in the consolidated total. From the date of acquisition, this pipeline had actual throughput of approximately 139 thousand bpd for the three and nine months ended September 30, 2011.

(4)

In July 2011 and August 2011, the Partnership acquired the Eagle Point tank farm and a refined products terminal located in East Boston Massachusetts, respectively. Volumes and revenues for these acquisitions are included from their acquisition dates.

(5)

In July 2010, the Partnership acquired additional interests in the Mid-Valley and West Texas Gulf crude oil pipelines, which previously had been recorded as equity investments. The Partnership obtained a controlling financial interest as a result of these acquisitions and began accounting for these entities as consolidated subsidiaries from their respective acquisition dates. Volumes and the related revenues for the three and nine months ended September 30, 2010 of 353 and 119 thousand bpd, respectively, have been included in the consolidated total. From the date of acquisition, these pipelines had actual throughput of approximately 602 thousand bpd for the three and nine months ended September 30, 2010. The amounts presented for the three and nine month periods ended September 30, 2011 include amounts attributable to these systems for the entire period.

(6)	Includes results from the crude oil acquisition and marketing business acquired from Texon L.P. in August 2011 from the acquisition date.
(7)

The Crude Oil Acquisition and Marketing segment gathers, purchases, markets and sells crude oil principally in Oklahoma and Texas. The segment consists of approximately 140 crude oil transport trucks; and approximately 110 crude oil truck unloading facilities

(8)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by total crude purchases.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in millions)
Net Income attributable to Sunoco Logistics Partners L.P.	$95	$193	$237	$287
Add: Interest expense, net	24	20	63	54
Add: Depreciation and amortization	24	16	61	45
Add: Provision for income taxes	7	4	18	4
Less: Gain on investments in affiliates	—	(128)	—	(128)

EBITDA(1)	150	105	379	262
Less: Interest expense, net	(24)	(20)	(63)	(54)
Less: Maintenance capital expenditures	(10)	(11)	(20)	(25)
Less: Provision for income taxes	(7)	(4)	(18)	(4)

Distributable cash flow(1)	$109	$70	$278	$179

(1)

Management of the Partnership believes EBITDA and distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses.